For Immediate Release

                                                                                                February 14, 2005

                 GIBRALTAR REPORTS RECORD SALES AND NET INCOME FOR 2004

Annual Sales of $1 Billion, Net Income of $50.8 Million Surpass Longstanding Goals

                         BUFFALO, NEW YORK (February 14, 2005) - Gibraltar Industries, Inc. (Nasdaq: ROCK) today reported record sales and earnings for the three and 12 months ended December 31, 2004.

                         Sales in the fourth quarter of 2004 were $266 million, up 44 percent from $185 million in the fourth quarter of 2003.  Sales in 2004 were $1 billion, an increase of 34 percent compared to $758 million in 2003.

                         Net income of $9.8 million in the fourth quarter of 2004 increased by 68 percent, from $5.8 million in the fourth quarter of 2003.  Net income in 2004 was $50.8 million, an increase of 88 percent from $27 million in 2003.

                        Earnings per share in the fourth quarter of 2004 were $.33, compared to $.23 in the fourth quarter of 2003, an increase of 41 percent. For the full year of 2004, earnings per share were $1.72, compared to $1.11 in 2003, an increase of 55 percent.

                        "Our 2004 results, measured by a number of financial and operational benchmarks, were the best in Gibraltar's history.  Our performance was driven by our efforts to build a company capable of producing consistent and steadily improving results by diversifying Gibraltar's market participation and focusing on operational improvements.  We also continued Gibraltar's transformation by putting in place the organizational structure and systems that are necessary to support our growth.  We actively continue to evaluate our portfolio of companies, which led to our recent decision to sell our Milcor subsidiary; that process continues.

                        "I want to personally thank and congratulate all 3,600 members of the Gibraltar Team for their hard work in 2004.  Their contributions helped us produce record results and break through our long standing goals of $1 billion in sales and $45 million in net income," said Mr. Lipke.

                        "Looking ahead to the first quarter, we expect our earnings per share will be in the range of $.33 to $.36 consistent with our operating plan, compared to $.32 in the first quarter of 2004, barring a significant change in business conditions," said Mr. Lipke.

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Gibraltar Reports Record Sales and Net Income for 2004

Page Two

         Gibraltar Industries is a leading manufacturer, processor, and distributor of metals and other engineered materials for the building products, vehicular, and other industrial markets. The Company serves approximately 10,000 customers in a variety of industries in all 50 states, Canada, Mexico, Europe, Asia, and Central and South America. It has approximately 3,600 employees and operates 72 facilities in 26 states, Canada, and Mexico.

                        Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions, the impact of the availability and the effects of changing raw material prices on the Company's results of operations; the ability to pass through cost increases to customers; changing demand for the Company's products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

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Gibraltar will review its fourth-quarter results and discuss its outlook for the first quarter during its quarterly conference call, which will be held at 11 a.m. Eastern Time on February 15. Investors and the general public are invited to listen to an Internet Web cast of the call, details of which can be found on Gibraltar's Web site, (www.gibraltar1.com).

CONTACT:  Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

Gibraltar's news releases, along with comprehensive information about the Company, are available on the Internet, at www.gibraltar1.com.

  Gibraltar Reports Record Sales and Net Income for 2004

Page Three

GIBRALTAR INDUSTRIES, INC. Financial Highlights (in thousands, except per share data)

              Three Months Ended

 December 31, 2004
		December 31, 2003

Net Sales	$266,422	$185,290
Net Income	$9,773	$5,820
Net Income Per Share-Basic	$0.33	$0.24
Weighted Average Shares Outstanding-Basic	29,542	24,714
Net Income Per Share-Diluted	$0.33	$0.23
Weighted Average Shares Outstanding-Diluted	29,763	24,993

          Twelve Months Ended

  December 31, 2004
		December 31, 2003

Net Sales	$1,014,664	$758,261
Net Income	$50,782	$26,953
Net Income Per Share-Basic	$1.73	$1.12
Weighted Average Shares Outstanding-Basic	29,362	24,143
Net Income Per Share-Diluted	$1.72	$1.11
Weighted Average Shares Outstanding-Diluted	29,596	24,387

GIBRALTAR INDUSTRIES, INC. CONSOLIDATED BALANCE SHEETS (in thousands)
	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$10,892	$29,019
Accounts receivable	146,021	102,591
Inventories	207,215	107,531
Other current assets	15,479	10,309
Total current assets	379,607	249,450

Property, plant and equipment, net	269,019	250,029
Goodwill	285,927	267,157
Investments in partnerships	8,211	5,044
Other assets	14,937	6,063
	$957,701	$777,743

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$70,775	$49,879
Accrued expenses	51,885	29,029
Current maturities of long-term debt	14,692	19,848
Total current liabilities	137,352	98,756

Long-term debt	295,347	222,402
Deferred income taxes	66,485	55,982
Other non-current liabilities	4,774	6,422
Shareholders' equity:
Preferred stock	-	-
Common stock	297	289
Additional paid-in capital	209,765	199,110
Retained earnings	242,585	196,138
Unearned compensation	(572)	(818)
Accumulated other comprehensive loss	1,668	(538)
	453,743	394,181
Less treasury stock	-	-
Total shareholders' equity	453,743	394,181
	$957,701	$777,743

GIBRALTAR INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Net sales	$266,422	$185,290	$1,014,664	$758,261
Cost of sales	219,770	150,329	804,930	610,832
Gross profit	46,652	34,961	209,734	147,429
Selling, general and administrative expense	28,699	21,918	117,088	89,312
Income from operations	17,953	13,043	92,646	58,117

Other (income) expense
Interest expense	3,842	4,014	14,243	14,252
Equity in partnerships income	(1,354)	(300)	(4,846)	(685)
Total other expense	2,488	3,714	9,397	13,567
Income before taxes	15,465	9,329	83,249	44,550
Provision for income taxes	5,692	3,509	32,467	17,597
Net income	$9,773	$5,820	$50,782	$26,953

Net income per share - Basic	$0.33	$0.24	$1.73	$1.12

Weighted average shares outstanding - Basic	29,542	24,714	29,362	24,143

Net income per share - Diluted	$0.33	$0.23	$1.72	$1.11

Weighted average shares outstanding - Diluted	29,763	24,993	29,596	24,387

GIBRALTAR INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
	Year Ended December 31,
	2004	2003
Cash flows from operating activities
Net income	$50,782	$26,953
Adjustment to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation and amortization	25,029	22,448
Provision for deferred income taxes	6,773	6,502
Equity in partnerships' income	(4,846)	(685)
Distributions from partnerships' income	1,680	1,001
Tax benefit from exercise of stock options	1,249	949
Unearned compensation	153	212
Other non-cash adjustments	394	114
(Decrease) increase in cash resulting
from changes in (net of acquisitions):
Accounts receivable	(27,693)	(2,880)
Inventories	(89,616)	11,056
Other current assets	(2,608)	(2,108)
Accounts payable and accrued expenses	38,149	1,105
Other assets	(1,430)	(4)

Net cash (used in) provided by operating activities	(1,984)	64,663

Cash flows from investing activities
Acquisitions, net of cash acquired	(65,525)	(84,243)
Purchase of equity investment	-	(7,797)
Purchases of property, plant and equipment	(25,196)	(22,571)
Net proceeds from sale of property and equipment	1,388	436

Net cash used in investing activities	(89,333)	(114,175)

Cash flows from financing activities
Long-term debt reduction	(64,992)	(118,100)
Proceeds from long-term debt	132,302	122,144
Net proceeds from issuance of common stock	9,600	73,558
Payment of dividends	(3,720)	(2,733)

Net cash provided by financing activities	73,190	74,869

Net (decrease) increase in cash and cash equivalents	(18,127)	25,357

Cash and cash equivalents at beginning of year	29,019	3,662

Cash and cash equivalents at end of year	$10,892	$29,019

GIBRALTAR INDUSTRIES, INC. Segment Information (in thousands)
	Three Months Ended December 31,
			Increase (Decrease)
	2004	2003	$	%
Net Sales
Processed metal products	$112,814	$65,141	$47,673	73.2%
Building products	127,224	96,712	30,512	31.5%
Thermal processing	26,384	23,437	2,947	12.6%

Total Sales	$266,422	$185,290	$81,132	43.8%

Income (loss) from Operations
Processed metal products	$12,038	$6,177	$5,861	94.9%
Building products	8,979	8,206	773	9.4%
Thermal processing	2,915	2,392	523	21.9%
Corporate	(5,979)	(3,732)	(2,247)	60.2%

Total Operating Income	$17,953	$13,043	$4,910	37.6%

Operating Margin
Processed metal products	10.7%	9.5%
Building products	7.1%	8.5%
Thermal processing	11.0%	10.2%

	Twelve Months Ended December 31,
			Increase (Decrease)
	2004	2003	$	%
Net Sales
Processed metal products	$395,287	$268,512	$126,775	47.2%
Building products	515,725	400,412	115,313	28.8%
Thermal processing	103,652	89,337	14,315	16.0%

Total Sales	$1,014,664	$758,261	$256,403	33.8%

Income (loss) from Operations
Processed metal products	$43,573	$25,214	$18,359	72.8%
Building products	62,166	40,142	22,024	54.9%
Thermal processing	13,731	9,387	4,344	46.3%
Corporate	(26,824)	(16,626)	(10,198)	61.3%

Total Operating Income	$92,646	$58,117	$34,529	59.4%

Operating Margin
Processed metal products	11.0%	9.4%
Building products	12.1%	10.0%
Thermal processing	13.2%	10.5%